Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES) *
MONTHLY PERIOD : February 2004

Beginning of the Month Principal Receivables :		33,327,898,723.76
Beginning of the Month Finance Charge Receivables :		1,025,375,435.29
Beginning of the Month Discounted Receivables :		0.00
Beginning of the Month Total Receivables :		34,353,274,159.05

Removed Principal Receivables :		0.00
Removed Finance Charge Receivables :		0.00
Removed Total Receivables :		0.00

Additional Principal Receivables :		693,114,618.68
Additional Finance Charge Receivables :		985,073.48
Additional Total Receivables :		694,099,692.16

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		33,298,466,861.51
End of the Month Finance Charge Receivables :		914,800,526.00
End of the Month Discounted Receivables :		0.00
End of the Month Total Receivables :		34,213,267,387.51

Excess Funding Account Balance		0.00
Adjusted Invested Amount of all Master Trust Series		28,257,708,585.10

End of the Month Seller Percentage		15.14%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : February 2004	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	406,953	482,059,676.95
60 - 89 Days Delinquent	262,871	337,532,005.68
90 + Days Delinquent	525,079	773,649,711.76

Total 30 + Days Delinquent	1,194,903	1,593,241,394.39

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.66%

Defaulted Accounts During the Month	176,738	182,637,456.19

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.44%

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : February 2004		COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate**		5,334,792,439.12	15.22%

Collections of Principal Receivables and Principal Payment Rate		4,739,625,926.43	13.93%

Prior Month Billed Finance Charge and Fees		449,209,006.43
Amortized AMF Income		41,130,917.22
Interchange Collected		58,256,428.30
Recoveries of Charged Off Accounts		57,769,074.64
Collections of Discounted Receivables		0.00

Collections of Finance Charge Receivables and Annualized Yield		606,365,426.59	21.39%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : February 2004

Beginning Unamortized AMF Balance			237,631,215.29
+	AMF Slug	41,612.95
+	AMF Collections	29,932,003.32
-	Amortized AMF Income	41,130,917.22
Ending Unamortized AMF Balance			226,473,914.34

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables.